Exhibit 99.1

Passage Bio Presents Additional Interim Data from Imagine-1 Study for GM1 Gangliosidosis at 19th Annual WORLDSymposium™ 2023

–	Additional interim biomarker and efficacy data from first six patients continue to demonstrate both the high and low dose of PBGM01 led to a biological effect in patients
–	PBGM01 administration resulted in stabilization of MRI severity scores in all treated patients through 6 to twelve months of follow-up

PHILADELPHIA, February 24, 2023 — Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, announced updated clinical data from Imagine-1, a Phase 1/2 study of PBGM01, a gene therapy for GM1 gangliosidosis (GM1), are being presented today at the 19th Annual WORLDSymposium™. Imagine-1 is a global, open-label, dose-escalation study of the AAVhu68 gene therapy PBGM01 delivered by intra-cisterna magna (ICM) injection in four cohorts of pediatric subjects with early and late infantile GM1 Gangliosidosis (GM1). GM1 is a rare, fatal lysosomal storage disease in which mutations in the GLB1 gene result in very low activity of the enzyme beta-galactosidase (β-Gal). The presentations at the WORLDSymposium™ include safety, biomarker and efficacy data from six treated patients in the first three cohorts of the study.

"We are pleased to share promising data from the first six patients in our Imagine-1 study that continue to demonstrate PBGM01 has exerted a biological effect in patients with infantile forms of GM1 gangliosidosis,” said William Chou, M.D., chief executive officer of Passage Bio. "At this interim analysis, all treated patients showed stabilization of MRI severity scores, a potential marker of disease severity and progression measured by structural damage of the brain. Furthermore, patients exhibited decreases in urine levels of the β-Gal substrate Dp5, an exploratory biomarker of peripheral β-Gal activity. These data are supported by the favorable safety profile of PBGM01 and bolster our confidence in PBGM01 as a potential treatment option for GM1 patients. We look forward to continued advancement of our Imagine-1 study and sharing new data from Cohort 4 by mid-year.”

The data presented at the 19th Annual WORLDSymposium™ build upon the positive interim safety and biomarker data announced by the company in December 2022, which showed that PBGM01 administration was well tolerated and had a favorable safety profile, with no treatment-related serious adverse events, no complications related to ICM delivery and no evidence of dorsal root ganglion (DRG) toxicity. Moreover, PGBM01 administration resulted in dose dependent increases in CSF β-Gal activity, as well as dose-dependent decreases in CSF GM1 ganglioside levels.

Updated interim results from cohorts 1-3 of the Imagine-1 study

Magnetic Resonance Imaging (MRI) Severity Score

●	The MRI severity score, a novel scoring metric, can be used to assess treatment effects on brain volume and white matter integrity for GM1 patients based on baseline and follow-up brain MRI scans. This score measures cerebral and cerebellar atrophy, abnormalities in white matter, and signal abnormalities in the basal ganglia and hippocampi to determine levels of structural damage.
●	Natural history data from late infantile GM1 patients showed MRI severity scores increased in the majority of children over a follow-up period of six months to four years.
●	Preliminary data over a follow-up period of six to 12 months showed PBGM01 administration was associated with stabilization of MRI severity scores in all treated patients.

Biomarker Data

●	PBGM01 administration resulted in decreases in β-Gal substrate Dp5 levels in urine, suggesting ICM delivery of PBGM01 results in peripheral β-Gal activity.
o	Both patients who received the high dose (Cohort 2, late infantile) exhibited prominent decreases in urine Dp5 levels.
o	Patients with high baseline levels treated with the low dose of PBGM01 exhibited decreases in urine Dp5 levels.

A copy of the data presentation will be available on the Investor Events and Presentations page of the Passage Bio corporate website following presentation of the materials.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The clinical program has treated a total of four cohorts of two patients each, with separate dose-escalation cohorts for late infantile GM1 and early infantile GM1. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation and Advanced Therapy Medicinal Product from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual β-Gal enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding β-Gal to the brain and peripheral tissues. By increasing β-Gal activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the β-Gal enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme β-gal. Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 62.5 percent of the global GM1 incidence of 1 in 100,000 live births.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including progress of the Imagine-1 clinical trial and the availability of clinical data from the trial; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com